ANDERSEN ANDERSEN & STRONG, L.C.             941 East 3300 South, Suite 202
Certified Public Accountants and
Business Consultants                          Salt Lake City, Utah 84106
                                                     Telephone 801 486-0096
                                                           Fax 801 486-0098






            CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We have issued our report dated February 7, 2002, accompanying the audited financial statements of Callingcard Industries, Inc. at January 31, 2002 and December 31, 2001, and the related statements of operations, stockholders' equity, and cash flows and for the one month ended January 31, 2002 and the years ended December 31, 2001 and 2000 the period April 21, 1998 to January 31, 2002 and hereby consent to the incorporation of such report in a Registration Statement on Form SB-2 , amended.



June 5, 2002                               s/Andersen  Andersen & Strong LC